UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2020

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38182	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 SE Water Avenue, Suite 390

Portland, OR 97214

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	EAST	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On January 15, 2020, Eastside Distilling, Inc. (the “Eastside”) entered into a loan agreement (the “Loan Agreement”) between Eastside and its wholly-owned subsidiaries MotherLode LLC, an Oregon limited liability company, Big Bottom Distilling, LLC, an Oregon limited liability company, Craft Canning + Bottling, LLC, an Oregon limited liability company, Redneck Riviera Whiskey Co., LLC, a Tennessee limited liability company, and Outlandish Beverages LLC, an Oregon limited liability company (collectively, the “Borrowers” and each a “Borrower”) and Live Oak Banking Company, a North Carolina banking corporation (“Lender”) to refinance existing debt of the Borrowers and to provide funding for general working capital purposes. Under the Loan Agreement, Lender has committed to make up to two loan advances to the Borrowers in an aggregate principal amount not to exceed the lesser of (i) $8,000,000 and (ii) a borrowing base equal to 85% of the appraised value of the Borrowers’ eligible inventory of whisky in barrels or totes less an amount equal to all service fees or rental payments owed by Borrowers during the 90 day period immediately succeeding the date of determination to any warehouses or bailees holding eligible inventory (the “Loan”).

The Loan matures on January 14, 2021 (the “Maturity Date”). On the Maturity Date, all amounts outstanding under the Loan will become due and payable. The Lender may at any time demand repayment of the Loan in whole or in part, in which case the Borrowers will be obligated to repay the Loan (or portion thereof for which repayment is demanded) within 30 days following the date of demand. The Borrowers may prepay the Loan, in whole or in part, at any time without penalty or premium.

The Loan bears interest at a rate equal to the prime rate plus a spread of 2.49%, adjusted quarterly. Accrued interest is payable monthly, with the final installment of interest being due and payable on the Maturity Date. The Borrowers are also obligated to pay a servicing fee, unused commitment fee and origination fee in connection with the Loan.

The Loan Agreement contains affirmative and negative covenants that include covenants restricting each Borrower’s ability to, among other things, incur indebtedness, grant liens, dispose of assets, merge or consolidate, make investments, or enter into restrictive agreements, subject to certain exceptions.

The obligations of the Borrowers under the Loan Agreement are secured by substantially all of their respective assets, except for accounts receivable and certain other specified excluded property.

The Loan Agreement includes customary events of default that include among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross default to material indebtedness, bankruptcy and insolvency defaults and change in control defaults. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Loan Agreement at a per annum rate equal to 2.00% above the applicable interest rate.

In connection with the Loan Agreement, Eastside issued to Lender a warrant to purchase up to 100,000 shares of Eastside’s common stock at an initial exercise price of $3.9425 per share (the “Warrant”). The Warrant expires on January 15, 2025. In connection with the issuance of the Warrant, Eastside granted the Lender piggy-back registration rights with respect to the shares of common stock issuable upon exercise of the Warrant, subject to certain exceptions.

The foregoing summary of the Loan Agreement and Warrant is qualified in its entirety by reference to the Loan Agreement and Warrant, copies of which will be filed as exhibits to Eastside’s Annual Report on Form 10-K for the year ended December 31, 2019.

Item 1.02. Termination of a Material Definitive Agreement.

On January 16, 2020, in connection with Eastside’s consummation of the Loan Agreement described in Item 1.01 above, Eastside repaid in full and terminated the Secured Line of Credit Promissory Note that Eastside had issued to TQLA, LLC (“Holder”) on November 29, 2019 (the “TQLA Note”). Since Eastside repaid the TQLA Note in full prior to its maturity date, the Common Stock Purchase Warrant that Eastside had issued to Holder on November 29, 2019 will not be exercisable and is cancelled. No prepayment or early termination penalties were incurred by Eastside as a result of repaying the TQLA Note.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Loan Agreement set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release of Eastside dated January 16, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2020

EASTSIDE DISTILLING, INC.

By:	/s/ Lawrence Firestone
Lawrence Firestone
Chief Executive Officer